Exhibit 5.1

Horwitz + Armstrong LLP
Attorneys at Law
26475 Rancho Parkway
Lake Forest, California 92630
Telephone (949) 540-6540
Facsimile (949) 540-6578

November 18, 2015

GrowLife, Inc.
500 Union Street, Suite 810
Seattle, WA 98101

Re: GrowLife, Inc. – Form S-1 Registration Statement

Gentleman:

This law firm has represented GrowLife, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the resale by TCA Global Credit Master Fund, LP (“TCA”) as a selling securityholder of up to $3,000,000 in shares of the Company’s common stock, par value $0.0001(the “Shares”) issuable to TCA pursuant to a Committed Equity Facility between the Company and TCA dated August 6, 2015.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Certificate of Incorporation, as amended, (iii) the Second Amended and Restated Bylaws of the Company, (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares, and (v) certificates of officers of the Company and of public officials and other such records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified and conformed copies and the authenticity of the originals of such documents.

Based on the foregoing, we are of the opinion that the Shares covered by the Registration Statement are, upon issuance, validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than those of the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect) and the federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Horwitz + Armstrong, LLP
HORWITZ + ARMSTRONG, LLP